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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT AT (781) 402-3410
     GLENN L. COOPER, M.D.                            WILLIAM B. BONI
     PRESIDENT AND CHIEF EXECUTIVE OFFICER            VP, CORP. COMMUNICATIONS

                    INTERNEURON SIGNS AGREEMENT IN PRINCIPLE

                           TO SETTLE REDUX LITIGATION

LEXINGTON, MA, September 3, 1998 - Interneuron Pharmaceuticals, Inc. (NASDAQ:
IPIC) today announced that it has reached an agreement in principle to settle litigation and claims against the Company by persons who used Redux(TM) (dexfenfluramine), a prescription anti-obesity drug withdrawn from the market in September 1997 by Interneuron and Wyeth-Ayerst Laboratories, a division of American Home Products Corporation.

The terms of the proposed settlement were described in a letter of understanding submitted to the U.S. District Court for the Eastern District of Pennsylvania. The proposed settlement is contingent upon the certification of a limited fund class action, based on the need to preserve the limited assets of Interneuron. All persons in the United States who used Redux, and certain other persons such as their family members, would be included in the class and bound by the terms of the settlement. Membership in the class is mandatory for all persons included within the class definition. Under the terms of the proposed settlement, class members asserting claims against Interneuron or Boehringer Ingelheim Pharmaceuticals, Inc. (which encapsulated and packaged Redux) will be required to seek compensation only from the settlement fund, and their lawsuits against Interneuron and Boehringer will be dismissed. By agreeing to the proposed settlement, Interneuron does not, however, admit liability to any plaintiffs or claimants.

The proposed settlement agreement requires Interneuron to deposit a total of $15 million in three installments into a settlement fund. The first installment of $2 million will be deposited into the settlement fund within ten days of today. A second installment of $3 million is to be made within ten days after the settlement agreement is approved by the Court. A third installment of $10 million, plus interest, is to be made within ten days after the settlement becomes final.

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In addition, the proposed settlement provides for Interneuron to deposit all remaining and available insurance proceeds into the settlement fund. Interneuron has also agreed to make certain royalty payments to the settlement fund, in the total amount of $55 million, based upon sales of Interneuron products and other revenues, over a seven year period after the settlement becomes final. If, at the end of that seven year period, the amount of royalty payments made by Interneuron is less than $55 million, the settlement fund will receive shares of Interneuron stock in an amount equal to the unpaid balance divided by approximately $7.50 per share. At or prior to the time the settlement becomes final, the Company will incur charges to operations equal to the estimated fair value of the consideration given, exclusive of insurance proceeds. The proposed settlement is subject to execution of a formal settlement agreement, which will not become final until approved by the Court and the time for filing appeals has passed or all appeals have been exhausted.

"The timely resolution of legal proceedings related to Redux serves the best interests of the company and its shareholders," said Glenn L. Cooper, M.D., president and chief executive officer of Interneuron. "This settlement will allow us to focus the financial and human resources of the company upon the development of the other products in our portfolio rather than upon protracted legal activities."

Interneuron Pharmaceuticals is a diversified biopharmaceutical company engaged in the development and commercialization of a portfolio of products and product candidates primarily for neurological and behavioral disorders. Interneuron is also developing products and technologies, generally outside the central nervous system field, through three subsidiaries: Intercardia, Inc. focused on cardiovascular disease and carbohydrate-based drug discovery, InterNutria, Inc. focused on dietary supplement products, and Progenitor, Inc. focused on developmental genomics.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties as detailed from time to time in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934, including in particular, risks relating to the withdrawal of Redux and Redux-related litigation, including risk relating to the finalization of the proposed related settlement, uncertainties relating to regulatory approvals and clinical trials; product liability; the need for additional funds; the early stage of products under development; risks relating to product launches and managing growth; government regulation, patent risks, dependence on third parties and competition.

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